Exhibit 10.4

TAX SHARING AGREEMENT

BETWEEN

LIBERTY GLOBAL PLC

AND

LIBERTY LATIN AMERICA LTD.

(b) Tax Returns Prepared by Splitco	19

Section 3.03 Provision of Information	20

(a) General	20

(b) Certification	20

Section 3.04 Special Rules Relating to the Preparation of Tax Returns	20

(a) General Rule	20

(b) Tax Return Positions	20

(c) Combined Returns	21

(d) Splitco Tax Returns	21

(e) Amended Returns and Other Actions	22

(f) Filing Claims for Carrybacks	22

ARTICLE IV TAX PAYMENTS	22

Section 4.01 Payment of Taxes to Tax Authority	22

Section 4.02 Indemnification Payments	22

(a) Tax Payments Made by the Distributing Group	22

(b) Tax Payments Made by the Splitco Group	23

Section 4.03 Payments for Tax Refunds and Tax Benefits	23

(a) Tax Refund or Tax Benefit Received by Distributing Group	23

(b) Tax Refund or Tax Benefit Received by Splitco Group	23

(c) Rules Regarding Tax Benefits	23

Section 4.04 Interest on Late Payments	23

Section 4.05 Initial Determinations and Subsequent Adjustments	23

Section 4.06 Tax Consequences of Payments	24

(a) General	24

(b) Protective Section 336(e) Election	24

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) is entered into as of December [●], 2017, between Liberty Global plc, a company organized under the laws of England and Wales (“Distributing”), and Liberty Latin America Ltd., a company organized under the laws of Bermuda (“Splitco”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

RECITALS

WHEREAS, Splitco is a direct, wholly-owned subsidiary of Distributing;

WHEREAS, the Board of Directors of Distributing has determined that it would be appropriate and desirable for Distributing to separate the Splitco Business from the Distributing Business;

WHEREAS, the Board of Directors of Splitco has approved such transaction;

WHEREAS, Distributing and Splitco have entered into the Reorganization Agreement, dated as of December [●], 2017 (the “Reorganization Agreement”), pursuant to which the Splitco Business will be separated from the Distributing Business.

WHEREAS, Distributing and Splitco intend for (i) the transfer of any assets of the Splitco Business by Distributing to Splitco, together with the assumption of any liabilities of Distributing by Splitco in connection therewith (the “Contribution”), (ii) the distribution of all of the outstanding shares of Splitco by Distributing to the holders of LiLAC Ordinary Shares (the “Distribution”), and (iii) the redesignation of LiLAC Ordinary Shares as deferred shares, the transfer of such deferred shares for no consideration to a third-party designee and the subsequent acquisition or cancellation of the deferred shares by Distributing (the “Deferred Shares Transactions”), taken together, to qualify as a tax-free reorganization and split-off transaction under Sections 368(a)(1)(D), 355 and related provisions of the Code (the “Split-Off”);

WHEREAS, prior to and in connection with the Split-Off, Distributing and its subsidiaries will undertake the transactions comprising the Restructuring pursuant to the Reorganization Agreement, including (i) the successive distributions of 100 percent of the membership interests of LGI International Holdings LLC, a Delaware limited liability company that is classified as a disregarded entity for U.S. federal income tax purposes (“LGI Holdings”), and that owns 100 percent of the outstanding stock of LiLAC Communications Inc., a Delaware corporation (“Communications”), (x) to LGI International Inc., a Delaware corporation (“LGI International”), (x) by LGI International to Liberty Global Inc., a Delaware corporation (“LGI”), and (z) by LGI to Distributing, in each case, in a transaction intended to qualify as tax-free under Section 355 of the Code (collectively, the “PR Spin-Off”), and (ii) the transactions set forth on the Restructuring Plan attached to the Reorganization Agreement as Schedule 1.1 (such transactions, other than the PR Spin-Off, the “Restructuring Transactions”);

WHEREAS, prior to and not in connection with the Split-Off or the Restructuring, Distributing and its subsidiaries undertook certain acquisitions, restructurings and other transactions related to the Splitco Business (the “Historical Transactions”); and

WHEREAS, the parties desire to provide for and agree upon the parties’ respective rights, responsibilities and obligations with respect to Taxes and Tax Benefits arising prior to, as a result of, and subsequent to Split-Off, the filing of Tax Returns, the control of audits and other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and intending to be legally bound hereby, Distributing and Splitco hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that, for any purpose hereunder, none of the persons listed in clause (i) or (ii) shall be deemed to be Affiliates of any person listed in the other such clause: (i) Splitco and each of the other members of the Splitco Group, and (ii) Distributing and each of the other members of the Distributing Group.

“Agreement” has the meaning set forth in the preamble hereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York City, New York or London, England are authorized or required by law or executive order to close.

“Claiming Company” has the meaning set forth in Section 2.02(i).

“Claimed Deductions” has the meaning set forth in Section 2.02(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any comparable successor law.

“Combined Return” means with respect to any Tax Return for a Tax Year beginning on or before the Distribution Date, any Tax Return that includes Tax Items of both the Distributing Business and the Splitco Business, determined in accordance with the allocation rules of Section 2.02.

“Communications” has the meaning set forth in the recitals hereof.

“Company” means Distributing or Splitco, as the context requires.

“Compensatory Equity Interests” means shares (restricted or otherwise), equity interests, options, share appreciation rights, restricted share units, performance share units or other similar rights with respect to the equity of any entity granted prior to the Distribution in connection with employee, independent contractor or director compensation (including, for the avoidance of doubt, share (restricted or otherwise), equity interests, options, share appreciation rights, restricted share units, performance share units or other similar rights issued in substitution for any of the foregoing by reason of the Distribution or any subsequent transaction).

“Contribution” has the meaning set forth in the recitals hereof.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“CWC” has the meaning set forth in Section 2.02(f)(iii).

“Deferred Compensation Deduction” has the meaning set forth in Section 2.02(i).

“Deferred Shares Transactions” has the meaning set forth in the recitals hereof.

“Disclosing Party” has the meaning set forth in Section 5.04.

“Distributing” has the meaning set forth in the preamble hereof.

“Distributing Acquired Subsidiary” has the meaning set forth in Section 2.02(j).

“Distributing Business” means, (i) with respect to any Tax Year (or portion thereof) ending on or before the Distribution Date, the assets, liabilities, and businesses of Liberty Global’s European businesses; and (ii) with respect to any Tax Year (or portion thereof) beginning after the Distribution Date, the assets, liabilities, and businesses of the Distributing Group during such Tax Year (or portion thereof).

“Distributing Group” means, with respect to any Tax Year (or portion thereof) beginning after the Distribution Date, Distributing and each Subsidiary of Distributing (but only while such Subsidiary is a Subsidiary of Distributing).

“Distributing Indemnitees” has the meaning set forth in Section 6.03.

“Distribution” has the meaning set forth in the recitals hereof.

“Distribution Date” means the date on which the Distribution occurs.

“Due Date” has the meaning set forth in Section 4.04.

“Employing Company” has the meaning set forth in Section 2.02(i).

“Final Determination” means the final resolution of any Tax liability for any Tax period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, (ii) a final settlement with a Tax Authority, including a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code or a comparable arrangement under the laws of England and Wales or another jurisdiction, (iii) any allowance of a refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the jurisdiction imposing such Tax, or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“First Company” has the meaning set forth in Section 2.01(c)(i).

“Group” means the Distributing Group or the Splitco Group, as the context requires.

“High-Level Dispute” means any dispute or disagreement in which the amount of liability in dispute exceeds $10 million.

“Historical Transactions” has the meaning set forth in the recitals hereof.

“Historical Transactions Taxes and Related Losses” means any Taxes and Losses resulting from a Historical Transaction (i) as originally reported for Tax purposes, including based on its Intended Tax Treatment, or (ii) pursuant to an adjustment, amended Tax Return or Final Determination, including the failure to qualify for its Intended Tax Treatment.

“Intended Tax Treatment” means the tax treatment as originally reported on the relevant Tax Return for (i) the Restructuring Transactions and (ii) the Historical Transactions.

“Interest Rate” means the Rate determined below, as adjusted as of each Interest Rate Determination Date. The “Rate” means, with respect to each period between two consecutive Interest Rate Determination Dates, a rate determined at approximately 11:00 a.m., London time, two London business days before the earlier Interest Rate Determination Date equal to the greater of: (x) the sum of (i) the six month dollar LIBOR rate as displayed on page “LR” of Bloomberg (or such other appropriate page as may replace such page) or, if LIBOR is no longer available, a comparable successor rate, plus (ii) 2%, and (y) the interest rate that would be applicable at such time to a “large corporate underpayment” (within the meaning of Section 6621(c) of the Code) under Sections 6601 and 6621 of the Code. Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due.

“Interest Rate Determination Date” means the Due Date and each March 31, June 30, September 30 and December 31 thereafter.

“Issuing Corporation” has the meaning set forth in Section 3.04(f).

“Joint Claim” means any pending or threatened Tax Contest claim, action, suit, investigation or proceeding brought by a Tax Authority or a third party relating to relating to (i) any Historical Transactions Taxes and Related Losses, (ii) any Tracking Stock Taxes and Losses, (iii) any PR Spin-Off Taxes and Related Losses, (iv) any Restructuring Taxes and Related Losses, and (v) any Split-Off Taxes and Related Losses, in each case for which one Company is or may be indemnified (in whole or in part) by the other Company under Article VI.

“LGI” has the meaning set forth in the recitals hereof.

“LGI International” has the meaning set forth in the recitals hereof.

“Liberty Global Ordinary Shares” means Distributing’s Class A Liberty Global ordinary shares, Class B Liberty Global ordinary shares and Class C Liberty Global ordinary shares, and any series or class of shares into which Distributing’s Class A, Class B, or Class C common shares is redesignated, reclassified, converted or exchanged following the Distribution.

“LiLAC Ordinary Shares” means Distributing’s Class A LiLAC ordinary shares, Class B LiLAC ordinary shares and Class C LiLAC ordinary shares.

“Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing an indemnified Person’s rights hereunder); provided, however, that “Losses” shall exclude any special or punitive damages; provided, further, that the foregoing proviso will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for special or punitive damages.

“Non-Preparer” means the Company that is not responsible for the preparation and filing of the Combined Return or Separate Return, as applicable, pursuant to Article III.

“Past Practices” has the meaning set forth in Section 3.04(b).

“Payment Date” means (x) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“PR Spin-Off” has the meaning set forth in the recitals hereof.

“PR Spin-Off Opinion” means the opinion delivered by Ernst & Young LLP to Liberty Global in connection with the PR Spin-Off, to the effect that, under applicable U.S. federal income tax law, (i) the PR Spin-Off should qualify as successive tax-free transactions described under Section 355 of the Code, (ii) no gain or loss should be recognized by the relevant distributing corporation, and (iii) no gain or loss should be recognized by, and no amount will be included in the income of, the relevant shareholder upon the receipt of shares of Communications pursuant to the PR Spin-Off.

“PR Spin-Off Tax Materials” means (i) the representation letters delivered by the Companies to Ernst & Young LLP in connection with the delivery of PR Spin-Off Opinion, and (ii) any other materials delivered by the Companies in connection with the rendering by Ernst & Young LLP of the PR Spin-Off Opinion.

“PR Spin-Off Taxes and Related Losses” means any Taxes and Losses resulting from the PR Spin-Off (i) as originally reported for Tax purposes on the relevant Tax Return, including based on the intended Tax treatment set forth in the recitals hereof or (ii) pursuant to an adjustment, amended Tax Return or Final Determination, including (x) the failure of the PR Spin-Off to qualify as tax-free transactions described under Section 355 of the Code; and (y) the failure of the PR Spin-Off to qualify for non-recognition treatment under Section 355(e) of the Code for LGI Holdings, LGI International or LGI, as applicable, in each case, other than any Taxes attributable to “deferred intercompany transactions” or “excess loss accounts” (as those terms are defined by Treasury Regulations) that are triggered as a result of the PR Spin-Off. The term “PR Spin-Off Taxes and Related Losses” shall not include any Transfer Taxes.

“Pre-Distribution Period” means any taxable periods (or portion thereof) ending on or before the Distribution Date.

“Preparer” means the Company that is responsible for the preparation and filing of the Combined Return or Separate Return, as applicable, pursuant to Article III.

“Receiving Party” has the meaning set forth in Section 5.04.

“Reorganization Agreement” has the meaning set forth in the recitals hereof.

“Restructuring” has the meaning assigned to such term in the Reorganization Agreement.

“Restructuring Taxes and Related Losses” means any Taxes and Losses resulting from an Restructuring Transaction (i) as originally reported for Tax purposes on the relevant Tax Return based on its Intended Tax Treatment, or (ii) pursuant to an adjustment, amended Tax Return or Final Determination, including the failure to qualify for its Intended Tax Treatment. The term “Restructuring Taxes and Related Losses” shall not include any Transfer Taxes.

“Restructuring Transactions” has the meaning set forth in the recitals hereof.

“Section 336(e) Election” has the meaning set forth in Section 4.06(b).

“Separate Return” means any Tax Return that is not a Combined Return.

“Splitco” has the meaning set forth in the preamble hereof.

“Splitco Acquired Subsidiary” has the meaning set forth in Section 2.02(j).

“Splitco Business” means: (i) with respect to any Tax Year (or portion thereof) ending on or before the Distribution Date, the assets, liabilities and businesses of Liberty Global’s Latin America and Caribbean business; and (ii) with respect to any Tax Year (or portion thereof) beginning after the Distribution Date, the assets, liabilities, and businesses of the Splitco Group during such Tax Year (or portion thereof). For purposes of this Agreement, LGI Holdings shall be treated as part of the Splitco Business.

“Splitco Group” means, with respect to any Tax Year (or portion thereof) beginning after the Distribution Date, Splitco and each Subsidiary of Splitco (but only while such Subsidiary is a Subsidiary of Splitco).

“Splitco Indemnitees” has the meaning set forth in Section 6.02.

“Splitco Shares” means Splitco’s Class A common shares, Class B common shares and Class C common shares and any series or class of shares into which Splitco’s Class A, Class B, or Class C common shares is redesignated, reclassified, converted or exchanged following the Distribution.

“Split-Off Opinion” means the opinion delivered by Shearman & Sterling LLP to Liberty Global in connection with the Split-Off, to the effect that, under applicable U.S. federal income tax law, (i) the Split-Off should qualify as a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code, and (ii) no gain or loss should be recognized by, and no amount should be included in the income of, holders of LiLAC Ordinary Shares upon the receipt of the Splitco Shares pursuant to the Distribution and the Deferred Shares Transactions.

“Split-Off Tax Materials” means (i) the representation letters delivered by Distributing, Splitco and a Distributing shareholder to Shearman & Sterling LLP in connection with the delivery of the Split-Off Opinion, and (ii) any other materials delivered by Distributing or Splitco in connection with the rendering by Shearman & Sterling LLP of the Split-Off Opinion.

“Split-Off Taxes and Related Losses” means any Taxes and Losses (including Losses attributable to claims by shareholders) resulting from (i) the Split-Off as originally reported for Tax purposes on the relevant return, including based on the intended tax treatment set forth in the recitals or pursuant to an adjustment, amended Tax Return or Final Determination, including the failure of the Split-Off to qualify as a tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code; and (ii) the failure of the Split-Off to qualify in whole for non-recognition of income, gain and loss for U.S. federal income tax purposes to the holders of LiLAC Ordinary Shares that received Splitco Shares in the Split-Off. The term “Split-Off Taxes and Related Losses” shall not include any Transfer Taxes.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority voting interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, employment, unemployment, Medicare, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means an independent tax counsel or an accounting firm of recognized national standing in the applicable jurisdiction that imposes the Tax in respect of which advice is rendered or an opinion is delivered, provided that, for the avoidance of doubt, if acceptable to both Distributing and Splitco, the Tax Advisor for a matter can be the auditor of either Company.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a Tax Item which decreases the Tax liability of a taxpayer, including a Tax Refund.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Matters Dispute” has the meaning set forth in Section 7.01.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Refund” means a refund of Taxes previously paid and any overpayment interest within the meaning of applicable Tax Law (whether paid by way of a refund or credited against any liability for related Taxes).

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Tracking Stock Date” means July 1, 2015, the date of the initial pro rata issuance of the LiLAC Ordinary Shares by Distributing to its shareholders.

“Tracking Stock Taxes and Losses” means any Taxes and Losses (including Losses attributable to claims by shareholders) resulting from (i) the treatment of the LiLAC Ordinary Shares as other than stock of Distributing, or as Section 306 stock within the meaning of Section 306(c) of the Code, or (ii) the actual or deemed disposition under applicable Tax Law of any assets caused by the issuance of the LiLAC Ordinary Shares.

“Transfer Taxes” means any sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes imposed upon any Company (or a member of its Group) in connection with the Split-Off , the PR Spin-Off or the Restructuring Transactions. For the avoidance of doubt, the term “Transfer Taxes” shall not include any Taxes based upon or measured by income or revenue (gross or net) or capital, whether imposed directly, indirectly or through withholding.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

ARTICLE II

ALLOCATION OF TAX LIABILITIES

Section 2.01    Liability for Taxes. Except as provided in Section 2.02(i) (Employee Compensation and Employee Benefits) and Section 6.05 (Notices of Tax Contests) and in accordance with Article IV:

(a)  Distributing Liabilities and Payments. For any Tax Year (or portion thereof), Distributing shall (i) be liable for the Taxes allocated to Distributing by this Article II, (ii) pay such Taxes either to the applicable Tax Authority or to Splitco as required by Article IV, and (iii) pay Splitco as required by Article IV for the amount of any Tax Benefits allocated to Splitco pursuant to this Article II that Distributing is treated as using in accordance with Section 2.01(c) to reduce Taxes described in clause (ii) of this Section 2.01(a).

(b)   Splitco Liabilities and Payments. For any Tax Year (or portion thereof),

Splitco shall (i) be liable for the Taxes allocated to Splitco by this Article II, (ii) pay such Taxes either to the applicable Tax Authority or to Distributing as required by Article IV, and (iii) pay Distributing as required by Article IV for the amount of any Tax Benefits allocated to Distributing pursuant to this Article II that Splitco is treated as using in accordance with Section 2.01(c) to reduce Taxes described in clause (ii) of this Section 2.01(b).

(c)   Use of Tax Benefits.

(i)     Pre-Distribution Periods. For purposes of Section 2.01(a)(i) and 2.01(b)(i), with respect to a Pre-Distribution Period (x) a Company (including members of its Group, collectively, the “First Company”) shall be entitled to reduce Taxes allocated to the First Company by Tax Benefits allocated to the other Company to the extent that such Tax Benefits are not taken into account by the other Company (or members of its Group) in the same Tax Year, and (y) the First Company shall only be treated as using Tax Benefits allocated to the other Company to reduce Taxes to the extent that the cash Taxes payable by the First Company are actually reduced, computed on a “with and without” basis, including first using any Tax Benefits of the First Company regardless of the Tax Year in which the Tax Benefits arose; provided that, notwithstanding anything to the contrary contained in this Agreement, including Section 4.05, (x) the First Company shall not be treated as using a Tax Benefit of the other Company, and no payment shall be required to be made on account of the use of such Tax Benefit pursuant to Section 4.03, to the extent that the Tax Benefit consists of losses available under the Dutch fiscal unity rules or the U.K. group relief rules, and (y) if the First Company makes a payment to the other Company with respect to use of any Tax Benefit in accordance with this Section 2.01(c)(i) and pursuant to Section 4.03, and a Tax Benefit of the First Company subsequently becomes available, including a Tax Benefit that can be carried back to a Pre-Distribution Period, such that the other Company’s Tax Benefit would no longer be treated as used to actually reduce Taxes of the First Company, the other Company shall not be required to repay the amount previously paid by the First Company to the other Company pursuant to Section 4.03 in respect of such Tax Benefit of the other Company.

(ii)     Post-Distribution Periods.    Notwithstanding Section 2.01(c)(i), to the extent that any Tax Benefits allocated to a Company pursuant to this Article II (other than any Tax Benefits described in Section 2.02(i)) remain with or are otherwise available to the other Company (or members of its Group) following the Distribution Date with respect to a Post-Distribution Period, in no event will such Tax Benefits be treated as used by such other Company (or members of its Group) pursuant to this Section 2.01(c) and, for the avoidance, such other Company shall not be required to make any payments to the Company pursuant to Section 4.03 with respect to such Tax Benefits.

Section 2.02    Allocation Rules.

(a)   General Rule. Except as otherwise provided in this Section 2.02, Taxes (determined without regard to Tax Benefits) for any Tax Year (or portion thereof) shall be allocated between Splitco and Distributing in proportion to the taxable income or other applicable Tax Items attributable to or arising from the Splitco Business and the Distributing Business, respectively, that contribute to such Taxes, and Tax Benefits for any Tax Year (or portion thereof) shall be allocated between Splitco and Distributing in proportion to the losses, credits, or other applicable Tax Items attributable to or arising from the Splitco Business and Distributing Business, respectively, that contribute to such Tax Benefits. Without limiting the foregoing, Tax Items of a Company (or a member of its Group) that result from deemed inclusions or other deemed amounts pursuant to the controlled foreign companies rules under U.K. Tax Law (or other similar applicable Tax Law), shall be allocated to the Splitco Business or the Distributing Business, as applicable, based on whether the Person whose activities, operations or actions generated such inclusions or amounts conducts the Splitco Business or the Distributing Business, as applicable; provided that this sentence shall not apply to any Historical Transactions, which shall be governed by Section 2.02(f).

(b)  Split-Off Taxes and Related Losses.

(i)   Splitco shall be allocated any and all Split-Off Taxes and Related Losses other than any Split-Off Taxes and Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.02(b).

(ii)   Distributing shall be allocated any and all Split-Off Taxes and Related Losses that result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenants set forth in Section 6.01 or any other action taken, or failure to act, in each case, following the Distribution, by Distributing or another member of the Distributing Group.

(c)  PR Spin-Off Taxes and Related Losses.

(i)   Splitco shall be allocated any and all PR Spin-Off Taxes and Related Losses other than any PR Spin-Off Taxes and Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.02(c).

(ii)  Distributing shall be allocated any and all PR Spin-Off Taxes and Related Losses that result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenants set forth in Section 6.01 or any other action taken, or failure to act, in each case, following the Distribution, by Distributing or another member of the Distributing Group, including any action taken by the Distributing Group following the Distribution that causes Section 355(e) to apply to the Split-Off or the PR Spin-Off.

(d)  Restructuring Taxes and Related Losses.

(i)   Splitco shall be allocated any and all Restructuring Taxes and Related Losses other than any Restructuring Taxes and Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.02(d).

(ii) Distributing shall be allocated any and all Restructuring Taxes and Related Losses that result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenant set forth in Section 6.01 or any other action taken, or failure to act, in each case, following the Distribution, by Distributing or another member of the Distributing Group.

(e)  Tracking Stock Taxes and Related Losses.

(i)  Splitco shall be allocated any and all Tracking Stock Taxes and Related Losses other than any Tracking Stock Taxes and Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.02(e).

(ii)  Distributing shall be allocated any and all Tracking Stock Taxes and Related Losses that (x) result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenants set forth in Section 6.01 or any other action taken, or failure to act, in each case, following the Distribution, by Distributing or another member of the Distributing Group, or (y) result from “deferred intercompany transactions” or “excess loss accounts” (as those terms are defined by Treasury Regulations or any comparable items under non-U.S. Tax Law) that are triggered by the actual or deemed disposition of any assets referred to in clause (ii) of the definition of Tracking Stock Taxes and Related Losses.

(f)  Historical Transactions Taxes and Related Losses.

(i)  Splitco shall be allocated any and all Historical Transactions Taxes and Related Losses other than any Historical Transactions Taxes and Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.02(f). For the avoidance of doubt, Splitco shall be allocated all Historical Transaction Taxes and Related Losses with respect to a Tax Year (or portion thereof) beginning after the Tracking Stock Date, other than any Historical Transactions Taxes and Related Losses allocated to Distributing pursuant to clause (ii)(y) of this Section 2.02(f).

(ii) Distributing shall be allocated any and all Historical Transactions Taxes and Related Losses that (x) were (or were required to be) reflected on a Tax Return of Distributing or another member of the Distributing Group with respect to a Tax Year (or portion thereof) ending on or prior to the Tracking Stock Date, and (y) result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenants set forth in Section 6.01 or any other action taken, or failure to act, in each case, following the Distribution, by Distributing or another member of the Distributing Group.

(iii) Distributing and Splitco acknowledge and agree that the acquisition of Cable & Wireless Communications Plc (“CWC”) by Distributing, and any post-CWC acquisition restructuring transactions with respect to CWC or its subsidiaries, shall be treated as Historical Transactions for which Splitco shall be allocated any and all Historical Transactions Taxes and Related Losses other than any Historical Transactions Taxes and Related Losses allocated to Distributing pursuant to clause (ii)(y) of this Section 2.02(f).

(g)   Carryovers or Carrybacks of Tax Benefits. If any Tax Item allocable to the Splitco Business in a Tax Year is carried forward or back and utilized as a Tax Benefit in another Tax Year, then, except as provided in Section 2.01(c)(ii) and Section 2.02(h), the resulting Tax Benefit shall be allocated to Splitco; provided that, for the avoidance of doubt, Splitco shall be entitled to waive (or take any other action necessary to forego) any carryback period. If any Tax Item allocable to the Distributing Business in a Tax Year is carried forward or back and utilized as a Tax Benefit in another Tax Year, the resulting Tax Benefit shall be allocated to Distributing.

(h)   Splitco Carrybacks from Post-Distribution Period. If, pursuant to Section

3.04(e), any Tax Item allocable to Splitco in a Tax Year beginning in the Post-Distribution Period is carried back and generates a Tax Benefit on a Combined Return filed with respect to a Tax Year beginning in the Pre-Distribution Period, then, notwithstanding Section 2.02(g), any resulting Tax Benefit shall be allocated to Distributing to the extent, if any, that the carryback of such Tax Item increases the Taxes otherwise allocable to Distributing or reduces the amount of Tax Benefits allocable to Distributing that otherwise could be used with respect to such Tax Year.

(i)  Employee Compensation and Employee Benefits.

(i)   Entitlement to Deductions. Any deduction arising after the Distribution Date with respect to the issuance, vesting, exercise or settlement of any Compensatory Equity Interest (a “Deferred Compensation Deduction”) shall be claimed solely by the Company (or the appropriate Group member of that Company) that employs the individual with respect to whom such Deferred Compensation Deduction arises at the time that it arises or, if such individual is not then employed by any Company or a Company’s Group member, by Distributing to the extent the individual was a former employee of the Distributing Business or by Splitco to the extent that the individual was a former employee of the Splitco Business. If, as a result of a Final Determination, a Deferred Compensation Deduction is disallowed in whole or in part to the Company (the “Employing Company”) or its Group member claiming such Deferred Compensation Deduction pursuant to the preceding sentence, then the other Company (the “Claiming Company”) or its Group members shall at the request of the Employing Company make a claim for all such deductions (“Claimed Deductions”); provided, however, that the Employing Company has delivered to the Claiming Company (i) if requested by the Claiming Company, an opinion of counsel, in form and substance reasonably satisfactory to the Claiming Company, that confirms that the Claimed Deductions should be sustained based on the Final Determination, and (ii) an acknowledgement that the Employing Company will reimburse the Claiming Company for all reasonable out-of-pocket expenses incurred by the Claiming Company or any of its Affiliates as a result of claiming the Claimed Deductions. Upon a subsequent Final Determination in favor of the Claiming Company or one or more of its Group members for the Claimed Deductions, the Claiming Company shall pay to the Employing Company an amount equal to any Tax Benefit used by the Claiming Company or its Group members to reduce Taxes (as determined in accordance with clause (y) of Section 2.01(c)(i)).

(ii)   Withholding and Reporting. The Employing Company that originally claims (or any of its Group members that claims) the Deferred Compensation Deduction described in clause (i) of this Section 2.02 shall be responsible for all applicable Taxes (including, but not limited to, withholding and excise taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations in respect of the Compensatory Equity Interests that gives rise to the Deferred Compensation Deduction. The Companies shall reasonably cooperate (and shall cause their respective Group members to reasonably cooperate) so as to permit the Employing Company or its Group member claiming such Deferred Compensation Deduction to discharge any applicable Tax withholding and Tax reporting obligations, including (i) the appointment of the Employing Company or one or more of its Group members as the withholding and reporting agent if the Employing Company or one or more of its Group members is not otherwise required or permitted to withhold and report under applicable Law or

(ii) cooperating to instruct any broker or any compensation program administrator to transfer an amount of cash equal to such withholding Tax to the Employing Company.

(iii)  Notification. Distributing shall promptly notify Splitco, and Splitco shall promptly notify Distributing, regarding the exercise of any option or the issuance, vesting, exercise or settlement of any other Compensatory Equity Interest to the extent that, as a result of such issuance, exercise, vesting or settlement, the Company receiving such notice (or a member of its Group) may be entitled to a Tax Benefit or required to pay any Tax, together with such other information that may be relevant to the preparation of any Tax Return or payment of any Tax by such other Company (or a member of its Group).

(j)  Acquired Subsidiaries. If any Person becomes a Subsidiary of any member of the Splitco Group in any transaction after the Distribution (and such Person was not a member of the Splitco Group or the Distributing Group prior to such transaction) (a “Splitco Acquired Subsidiary”), then any Taxes and Tax Items of such Splitco Acquired Subsidiary for any Tax Year (or portion thereof) ending on or prior to the date of such transaction shall be allocated to Splitco. If any Person becomes a Subsidiary of any member of the Distributing Group in any transaction after the Distribution (and such Person was not a member of the Splitco Group or the Distributing Group prior to such transaction) (a “Distributing Acquired Subsidiary”), then any Taxes and Tax Items of such Distributing Acquired Subsidiary for any Tax Year (or portion thereof) ending on or prior to the date of such transaction shall be allocated to Distributing.

(k)  Transfer Taxes. Any and all Transfer Taxes shall be allocated to Distributing and Splitco in the manner set forth on Schedule 2.02(k).

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.01    Combined Returns. Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) any and all Combined Returns for any Tax Year.

Section 3.02      Separate Returns.

(a)  Tax Returns Prepared by Distributing. Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) (i) all Separate Returns for a Tax Year beginning on or before the Distribution Date that include Tax Items of the Distributing Business, determined in accordance with the allocation rules of Section 2.02, and (ii) all Separate Returns for a Tax Year beginning after the Distribution Date that include one or more members of the Distributing Group.

(b) Tax Returns Prepared by Splitco. Splitco shall be responsible for preparing and filing (or causing to be prepared and filed) (i) all Separate Returns for a Tax Year beginning on or before the Distribution Date that include Tax Items of the Splitco Business, determined in accordance with the allocation rules of Section 2.02, and (ii) all Separate Returns for a Tax Year beginning after the Distribution Date that include one or more members of the Splitco Group.

Section 3.03    Provision of Information.

(a)   General. Distributing shall provide to Splitco, and Splitco shall provide to Distributing, any information about members of the Distributing Group or the Splitco Group (including their operations, revenue and income), respectively, that the Preparer needs to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3.01 or Section 3.02 and to properly and timely file all such Tax Returns.

(b)   Certification. If a member of the Splitco Group supplies information to a member of the Distributing Group, or a member of the Distributing Group supplies information to a member of the Splitco Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge and belief, the accuracy of the information so supplied.

Section 3.04    Special Rules Relating to the Preparation of Tax Returns.

(a)   General Rule. Except as otherwise provided in this Agreement, and subject to Sections 3.04(b) through Section 3.04(f), the Company responsible for preparing and filing (or causing to be prepared and filed) a Tax Return pursuant to Section 3.01 or Section 3.02 shall have the right with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain one or more outside firms to prepare or review such Tax Return.

(b)   Tax Return Positions.

(i)  With respect to any Tax Return for a Pre-Distribution Period described in Section 3.01 or Section 3.02, such Tax Return shall be prepared by Distributing or Splitco (or the members of its Group) in accordance with past practices, including the elections, methods of accounting, positions, conventions and principles of taxation used on prior Tax Returns corresponding to those in question (“Past Practices”), and to the extent any items are not addressed by Past Practices, in accordance with reasonable Tax accounting practices selected by the Company responsible for preparing the Tax Return.

(ii)  With respect to any Tax Return filed for a Post-Distribution Period described in Section 3.01 or Section 3.02, except as required by applicable Tax Law, such Tax Return shall be prepared by Distributing or Splitco (or the members of its Group) in accordance with Past Practices to the extent that a departure from Past Practices would be reasonably expected to increase the Tax liability of, or give rise to a payment under this Agreement by, the other Company (or a member of its Group) for a Pre-Distribution Period.

(iii)   Distributing and Splitco (and the members of their respective Groups) shall make any election or take any other action (or refrain from taking any action) reasonably requested by the other Company to preserve any existing Tax position of Distributing or Splitco (or the members of its Group), including the reported treatment or availability of Tax Items. Without limiting the foregoing, each Company (and the members of its Group) shall take the applicable actions set forth on Schedule 3.04(b)(iv).

(c)  Combined Returns.

(i)   Distributing shall have the authority to file (or determine not to file) any Tax Return on a consolidated, combined, unitary or other group basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under applicable Tax Law.

(ii)   Distributing shall provide to Splitco a copy of a substantially completed draft of any Combined Return and, to the extent relevant to determine compliance with Section 3.04(b), any Separate Return at least twenty business days prior to its due date (taking into account any extensions validly obtained), or in the case of a Combined Return or any relevant Separate Return with a due date (taking into account any extensions validly obtained) within twenty business days following the Distribution Date, as soon as is reasonably practicable before such due date. Splitco shall thereafter have the right to review (x) the treatment in such Combined Return of any Tax Items, Taxes, or Tax Benefits allocated to Splitco pursuant to Section 2.02, to the extent such treatment is not otherwise within the sole discretion of Distributing pursuant to Section 3.04(c)(i) or (e) and (y) Distributing’s compliance with Section 3.04(b). Distributing shall provide to Splitco any information relating to any Combined Return that is reasonably necessary for Splitco’s reasonable review pursuant to this Section 3.04(b). Splitco shall provide Distributing with comments, if any, with respect to any Tax Return described in this Section 3.04(c)(ii); provided that Distributing shall control, in its sole discretion, the decision to accept any such comments and, for the avoidance of doubt, the consent of Splitco is not required to file any Tax Return described in this Section 3.04(c)(ii).

(d)  Splitco Tax Returns.

(i)   With respect to any Separate Return for which Splitco is responsible pursuant to Section 3.02(b), Splitco and the other members of the Splitco Group must (x) allocate Tax Items between any Separate Return for which Splitco is responsible and any related Combined Return that is filed with respect to the same Tax Year in a manner that is consistent with the reporting of such Tax Items on such related Combined Return and (y) make any applicable elections required under applicable Tax Law, necessary to effect such allocation.

(ii)   Splitco shall provide to Distributing a copy of a substantially completed draft of any Separate Return for which Splitco is responsible pursuant to Section 3.02(b) at least twenty business days prior to its due date (taking into account any extensions validly obtained), or in the case of a Separate Return with a due date (taking into account any extensions validly obtained) within twenty business days following the Distribution Date, as soon as is reasonably practicable before such due date. Distributing shall thereafter have the right to review and consent to such Separate Return, including Splitco’s compliance with Section 3.04(b); provided that Distributing shall not withhold its consent to the extent that the filing of the Separate Return will not result in any incremental Tax cost or other adverse Tax impact to the Distributing Group. Splitco shall provide to Distributing any information relating to any such Separate Return that is reasonably necessary for Distributing to be able to provide such consent pursuant to this Section 3.04(d)(ii).

(e)   Amended Returns and Other Actions. If an action is likely to increase the Tax liability of, or give rise to a payment under this Agreement by, the other Company (or a member of its Group), then, without the prior written consent of the other Company (which consent shall not be unreasonably withheld, delayed or conditioned), neither Distributing (or any of its Group members) nor Splitco (or any of its Group members) shall (x) (a) amend, or request or permit the amendment of, any Tax Return with respect to a Pre-Distribution Period, (b) apply to any Tax Authority for any binding or non-binding opinion, ruling, or other determination with respect to any operations, transactions or other matters that occurred during a Pre-Distribution Period, or (c) except in response to any request or inquiry from a Tax Authority, voluntarily furnish to any Tax Authority any information (in writing or otherwise) regarding any such Tax Return or any such operations, transactions or other matters, (y) change the classification of any entity for U.S. federal income tax purposes with respect to a Pre-Distribution Period, or (z) modify any Tax election, method of Tax accounting or take any similar action with respect to a Pre-Distribution Period.

(f)   Filing Claims for Carrybacks. If a Tax Item allocable to Splitco is carried back from a Tax Year beginning in the Post-Distribution Period and generates a Tax Benefit on a Combined Return filed with respect to a Tax Year beginning in the Pre-Distribution Period, then, upon the request of Splitco, Distributing may, in its sole discretion, file a claim for refund arising from such Tax Benefit. Any resulting Tax Benefit shall be allocated to Splitco pursuant to Section 2.02(g), except as otherwise provided by Section 2.02(h).

ARTICLE IV

TAX PAYMENTS

Section 4.01    Payment of Taxes to Tax Authority. Subject to any indemnification or reimbursement from the other Company pursuant to Article II or other provisions of this Agreement, Distributing shall be responsible for remitting to the proper Tax Authority the Tax shown as due on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.01 or Section 3.02(a), and Splitco shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.02(b).

Section 4.02    Indemnification Payments.

(a)   Tax Payments Made by the Distributing Group. If any member of the Distributing Group is required to make a payment to a Tax Authority for Taxes allocated to Splitco pursuant to Article II or other provisions of this Agreement, Splitco shall pay the amount of Taxes allocated to it to Distributing not later than the later of (i) ten business days after receiving notification requesting such amount (along with reasonably sufficient supporting information), and (ii) one business day prior to the date such payment is required to be made to such Tax Authority (so long as reasonably sufficient supporting information has previously been provided to Splitco).

(b)   Tax Payments Made by the Splitco Group. If any member of the Splitco Group is required to make a payment to a Tax Authority for Taxes allocated to Distributing pursuant to Article II or other provisions of this Agreement, Distributing shall pay the amount of Taxes allocated to it to Splitco not later than the later of (i) then business days after receiving notification requesting such amount (along with reasonably sufficient supporting information), and (ii) one business day prior to the date such payment is required to be made to such Tax Authority (so long as reasonably sufficient supporting information has previously been provided to Distributing).

Section 4.03    Payments for Tax Refunds and Tax Benefits.

(a)   Tax Refund or Tax Benefit Received by Distributing Group. If a member of the Distributing Group receives a Tax Refund with respect to Taxes for which Splitco is liable hereunder or uses a Tax Benefit for which Splitco is entitled to reimbursement pursuant to clause (iii) of Section 2.01(a), Distributing shall pay to Splitco, within ten business days following the receipt of the Tax Refund or the use of such Tax Benefit, an amount equal to such Tax Refund or Tax Benefit.

(b)   Tax Refund or Tax Benefit Received by Splitco Group. If a member of the Splitco Group receives a Tax Refund with respect to Taxes for which Distributing is liable hereunder or uses a Tax Benefit for which Distributing is entitled to reimbursement pursuant to clause (iii) of Section 2.01(b), Splitco shall pay to Distributing, within ten business days following the receipt of the Tax Refund or the use of such Tax Benefit, an amount equal to such Tax Refund or Tax Benefit.

(c)   Rules Regarding Tax Benefits. For purposes of this Agreement, a Tax Benefit (other than a Tax Refund) shall be considered used or received (i) at the time the Tax Return is filed with respect to such Tax Benefit, or (ii) if no Tax Return is filed, (x) at the time a Tax Refund generated by use of such Tax Benefit is received or (y) if no Tax Refund is received, at the time the Tax would have been due in the absence of such Tax Benefit. The amount of such Tax Benefit shall be the amount by which Taxes payable in cash are actually reduced by such Tax Benefit.

Section 4.04    Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than ten business days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates.

Section 4.05    Initial Determinations and Subsequent Adjustments.     The initial determination of the amount of any payment that one Company is required to make to (or for the benefit of) another under this Agreement shall be made on the basis of the Tax Return as originally filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. Except as set forth in Section 2.01(c)(i) or otherwise explicitly provided to the contrary in this Agreement, the amounts paid under this Agreement shall be redetermined, and additional payments relating to such redetermination shall be made, as appropriate, if as a result of an audit by a Tax Authority or for any other reason (w) additional Taxes to which such determination relates are subsequently paid, (x) a Tax Refund or a Tax Benefit relating to such Taxes is received or used, (y) the amount or character of any Tax Item is adjusted or redetermined, or (z) a Tax Benefit allocable to Distributing that is reduced in one Tax Year by reason of the carryback of a Tax Item allocable to the Splitco Business, resulting in an allocation to Distributing of a Tax Benefit pursuant to Section 2.02(h), is used by Distributing in a subsequent Tax Year. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due ten business days after the date on which the additional Taxes were paid or, if later, ten business days after the date of a request from the other Company for the payment, (ii) as a result of the receipt or use of a Tax Refund or Tax Benefit will be due ten business days after the Tax Refund or Tax Benefit was received or used, or (iii) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due ten business days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Company or any of their Subsidiaries. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

Section 4.06    Tax Consequences of Payments.

(a) General. For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement (other than on account of interest) as a capital contribution or a distribution between Distributing and Splitco, as the case may be, immediately prior to the Distribution. If the receipt or accrual of any payment under this Agreement causes, directly or indirectly, an increase in the taxable income of the recipient under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in taxable income. To the extent that Taxes for which any party hereto (the indemnifying party) is required to pay another party (the indemnified party) pursuant to this Agreement may be deducted or credited in determining the amount of any other Taxes required to be paid by the indemnified party, the amount of any payment made to the indemnified party by the indemnifying party shall be decreased by taking into account any actual resulting reduction in other Taxes payable in cash of the indemnified party, computed on a “with and without” basis, including first using any Tax Benefits of the indemnified party regardless of the Tax Year in which the Tax Benefits arose. If such a reduction in Taxes of the indemnified party occurs following the payment made to the indemnified party with respect to the relevant indemnified Taxes, the indemnified party shall promptly repay the indemnifying party the amount of such reduction when actually realized. If the Tax Benefit arising from the foregoing reduction of Taxes described in this Section 4.06 is subsequently decreased or eliminated, then the indemnifying party shall promptly pay the indemnified party the amount of the decrease in such Tax Benefit.

(b) Protective Section 336(e) Election. Pursuant to Treasury Regulation Sections

1.336-2(h) and 1.336-2(j), Distributing and Splitco agree that Distributing shall have the option to make (or cause to be made) a timely protective election under Section 336(e) of the Code and the U.S. Treasury Regulations issued thereunder for Communications (and any Subsidiary thereof and any election under Section 754 of the Code for any Subsidiary thereof) with respect to the PR Spin-Off (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless the PR Spin-Off is a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), either because (a) the PR Spin-Off is not a transaction described in Treasury Regulation Section 1.336-1(b)(5)(i)(B) or (b) Treasury Regulation Section 1.336-1(b)(5)(ii) applies to the PR Spin-Off. If Distributing decides to make a Section 336(e) Election, (i) Distributing shall notify Splitco in writing within 180 days after the Distribution Date, the Companies shall enter into a binding, written agreement and Splitco (and members of its Group) shall cooperate with Distributing in making the Section 336(e) Election, including filing any statements, amending any Tax Returns or such other action Distributing determines is reasonably necessary to carry out the Section 336(e) Election, and (ii) if the Section 336(e) Election becomes effective, no member of the Splitco Group shall take any position inconsistent with the Section 336(e) Election except as may be required by a Final Determination. If and to the extent that a Section 336(e) Election is made by Distributing and the PR Spin-Off fails to qualify as tax-free transactions under Section 355 of the Code (including as a result of the application of Section 355(e) of the Code), and the resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are allocated to Distributing pursuant to Article II (rather than allocated Splitco under Article II together with Splitco’s indemnification obligations for such Taxes under this Agreement), then, to that extent, Distributing shall be entitled to quarterly payments from Splitco equal to 100 percent of any actual reduction in Taxes payable in cash arising from the step up in Tax basis resulting from the Section 336(e) Election, computed on a “with and without” basis, including first using any Tax Benefits of the Splitco Group regardless of the Tax Year in which the Tax Benefits arose, and less a reasonable charge for administrative expenses and other reasonable out-of-pocket expenses necessary to secure the Tax savings.

ARTICLE V

ASSISTANCE AND COOPERATION; TAX RECORDS

Section 5.01    Cooperation. In addition to the obligations enumerated in Sections 3.03 and 6.07, Distributing and Splitco shall cooperate (and shall cause their respective Group members to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their respective Group members) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

Section 5.02    Retention of Tax Records. Each of Distributing and Splitco shall preserve, and shall cause their respective Group members to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven years after the Distribution Date.

Section 5.03    Access to Tax Records. Splitco shall make available, and cause the Splitco Group members to make available, to members of the Distributing Group for inspection and copying (x) all Tax Records in their possession that relate to a Pre-Distribution Period, and (y) the portion of any Tax Record in their possession that relates to a Post-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Distributing Group or with respect to any audit, litigation or other proceeding by a Tax Authority relating to such Tax Return. Distributing shall make available, and cause the Distributing Group members to make available, to members of the Splitco Group for inspection and copying (x) all Tax Records in their possession that relate to a Pre-Distribution Period, and (y) the portion of any Tax Record in their possession that relates to a Post-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Splitco Group or with respect to any audit, litigation or other proceeding by a Tax Authority relating to such return.

Section 5.04    Confidentiality. Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 5.04 to the extent such information or document (i) is previously known to or in the possession of the other party or parties (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party, (iii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation or (iv) is approved for release by prior written authorization of the Disclosing Party.

Section 5.05    Delivery of Tax Records. Not less than 90 days after the Distribution Date, Distributing shall provide to Splitco (to the extent not previously provided or held by any member of the Splitco Group on the Distribution Date) copies of (i) the Separate Returns of any member of the Splitco Group, (ii) the relevant portions of any other Tax Returns with respect to any member of the Splitco Group, and (iii) other existing Tax Records (or the relevant portions thereof) reasonably necessary for Splitco to prepare and file any Tax Returns of, or with respect to, the members of the Splitco Group, or to defend or contest Tax matters relevant to the members of the Splitco Group, including in each case, all Tax Records related to Tax attributes of the members of the Splitco Group and any and all communications or agreements with, or rulings by, any Tax Authority with respect to any member of the Splitco Group.

ARTICLE VI

RESTRICTIONS ON CERTAIN ACTIONS OF SPLITCO; INDEMNITY

Section 6.01    Restrictive Covenants.

(a)  General Restrictions. Following the Distribution, Splitco shall not, and shall cause the members of the Splitco Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, (i) would cause Distributing or any Subsidiary of Distributing to recognize gain or loss, or otherwise include any amount in income, with respect to the Historical Transactions and Restructuring Transactions other than in accordance with the applicable Intended Tax Treatment, (ii) would be inconsistent with the Split-Off qualifying, or would preclude the Split-Off from qualifying, as a tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code, (iii) would cause the holders of LiLAC Ordinary Shares that receive shares of Splitco in the Split-Off to recognize gain or loss, or otherwise include any amount in income, as a result of the Split-Off for U.S. federal income tax purposes, (iv) would cause Section 355(e) to apply to the Split-Off, (v) would be inconsistent with the PR Spin-Off qualifying, or would preclude the PR Spin-Off from qualifying, as a tax-free transaction described under Section 355 of the Code, or (v) would cause Section 355(e) to apply to the PR Spin-Off.

(b)  Restricted Actions. Without limiting the provisions of Section 6.01(a) hereof, following the Distribution, neither Distributing nor Splitco shall, and shall cause the members of its Group and its Affiliates not to, take any action that, or fail to take any action the failure of which, would be inconsistent with, or would cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Split-Off Tax Materials or the PR Spin-Off Tax Materials.

(c)  Reporting. Unless and until there has been a Final Determination to the contrary, each Company (together with its Group members) agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise for Tax purposes that is inconsistent with the Split-Off Opinion or the qualification of the Split-Off under Sections 368(a)(1)(D) and 355 of the Code, the PR Spin-Off Opinion or the qualification of the PR Spin-Off under Section 355 of the Code, or the Intended Tax Treatment of any Historical Transactions or Restructuring Transactions.

(d)  No Fault Allocation of Liability. Distributing and Splitco acknowledge and agree that in the event that the Split-Off does not qualify under Sections 368(a)(1)(D) and 355 of the Code, or the PR Spin-Off does not qualify under Section 355 of the Code, and such failure to qualify does not result from a failure of the Distributing Group or the Splitco Group to comply with Sections 6.01(a) – (c), including a failure resulting from a determination that a representation set forth in the Split-Off Tax Materials or the PR Spin-Off Tax Materials relating to the tax status or treatment of a prior transaction is inaccurate or incomplete, then, for the avoidance of doubt, any resulting Split-Off Taxes and Related Losses or PR Spin-Off Taxes or Related Losses shall be allocated to Splitco pursuant to Article II.

Section 6.02    Distributing Indemnity. Distributing agrees to indemnify and hold harmless each member of the Splitco Group and their respective directors, officers, employees, agents, successors and assigns (the “Splitco Indemnitees”) from and against any and all (without duplication) (a) Taxes, Tax Items, and Losses allocated to Distributing pursuant to Section 2.02, (b) Split-Off Taxes and Related Losses allocated to Distributing pursuant to Section 2.02(b), (c) PR Spin-Off Taxes and Related Losses allocated to Distributing pursuant to Section 2.02(c), (d) Restructuring Taxes and Related Losses allocated to Distributing pursuant to Section 2.02(d), (e) Tracking Stock Taxes and Related Losses allocated to Distributing pursuant to Section 2.02(e), (f) Historical Transactions Taxes and Related Losses allocated to Distributing pursuant to Section 2.02(f), (g) Transfer Taxes allocated to Distributing pursuant to Section 2.02(k), (h) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Distributing contained in this Agreement, and (i) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses, incurred in connection with the items described in clauses (a) through (h); provided, however, that notwithstanding clauses (a), (h) and (i), Distributing shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Splitco Indemnitee for any and all (x) Split-Off Taxes and Related Losses, PR Spin-Off Taxes and Related Losses, Restructuring Taxes and Related Losses, Tracking Stock Taxes and Related Losses, and Historical Transactions Taxes and Related Losses that are allocated to Splitco pursuant to Sections 2.02(b)(i), (c)(i), (d)(i), (e)(i) or (f)(i), or (y) Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Splitco contained in this Agreement.

Section 6.03    Splitco Indemnity. Splitco agrees to indemnify and hold harmless each member of the Distributing Group and their respective directors, officers, employees, agents, successors and assigns (the “Distributing Indemnitees”) from and against any and all (without duplication) (a) Taxes, Tax Items, and Losses allocated to Splitco pursuant to Section 2.02, (b) Split-Off Taxes and Related Losses allocated to Splitco pursuant to Section 2.02(b), (c) PR Spin-Off Taxes and Related Losses allocated to Splitco pursuant to Section 2.02(c), (d) Restructuring Taxes and Related Losses allocated to Splitco pursuant to Section 2.02(d), (e) Tracking Stock Taxes and Related Losses allocated to Splitco pursuant to Section 2.02(e), (f) Historical Transactions Taxes and Related Losses allocated to Splitco pursuant to Section 2.02(f), (g) Transfer Taxes allocated to Splitco pursuant to Section 2.02(k), (h) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Splitco contained in this Agreement, and (i) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses, incurred in connection with the items described in clauses (a) through (h); provided, however, that notwithstanding clauses (a), (h) and (i), Splitco shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Distributing Indemnitee for any and all (x) any Split-Off Taxes and Related Losses, PR Spin-Off Taxes and Related Losses, Restructuring Taxes and Related Losses, Tracking Stock Taxes and Related Losses, and Historical Transactions Taxes and Related Losses that are allocated to Distributing pursuant to Sections 2.02(b)(ii), (c)(ii), (d)(ii), (e)(ii) or (f)(ii), or (y) Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Distributing contained in this Agreement.

Section 6.04    Scope.  The provisions of this Article VI are intended to be for the benefit of, and shall be enforceable by, each Distributing Indemnitee and its successors in interest and each Splitco Indemnitee and its successors in interest.

Section 6.05    Notices of Tax Contests. Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment, proceeding or other Tax Contest or Joint Claim of which it becomes aware relating to Taxes, Losses or any other liabilities or amounts for which it is or may be indemnified by such other Company hereunder. Such notice shall contain (i) factual information (to the extent known) describing any asserted Tax liability or other claim in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority or third party in respect of any such matters, and (ii) the amount of such asserted Tax liability or other claim. Such notice shall be given within a reasonable period of time after notice thereof was received by such Company, but any failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest or Joint Claim in its possession that the indemnifying Company may reasonably request.

Section 6.06    Control of Tax Contests Generally.

(a)   General Rule. Except as provided in Sections 6.06(b) and 6.08, each Company (or the appropriate member of its Group) shall have full responsibility, control and discretion in handling, defending, settling or contesting any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Article III of this Agreement.

(b)  Non-Preparer Participation Rights. With respect to a Tax Contest (other than with respect to a Joint Claim) of any Tax Return which could result in a Tax liability for which the Non-Preparer may be liable under this Agreement or the reduction in any Tax Benefit to which the Non-Preparer may be entitled to under this Agreement, (i) the Non-Preparer shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Preparer shall keep the Non-Preparer updated and informed of the status and progress of the Tax Contest, and shall consult with the Non-Preparer, (iii) the Preparer shall act in good faith and diligently pursue such Tax Contest, and (iv) the Preparer shall not settle or compromise such Tax Contest without the prior written consent of the Non-Preparer (which consent shall not be unreasonably withheld, delayed or conditioned) if the settlement or compromise could have a more than de minimis impact on the Non-Preparer and the other members of its Group.

Section 6.07    Cooperation.  Each Company shall provide the other Company (and its Group members) with all information relating to a Tax Contest or Joint Claim which is needed by the other Company to handle, participate in, defend, settle or contest the Tax Contest or Joint Claim. At the request of a Company, the other Company shall take (and cause its Group members to take) any reasonable action (e.g., executing a power of attorney) that is necessary to enable the requesting Company to exercise its rights under this Agreement in respect of a Tax Contest or Joint Claim. Splitco shall assist Distributing, and Distributing shall assist Splitco, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party or parties shall reimburse the indemnified party or parties for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 6.07.

Section 6.08    Joint Claims.   Distributing and Splitco will have the right to jointly control the defense, compromise or settlement of any Joint Claim. No indemnified Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim without the prior written consent of the indemnifying Company, which consent may be withheld in the indemnifying Company’s sole discretion (exercised in good faith). No indemnifying Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim unless such settlement, compromise or consent (x) includes an unconditional release of the indemnified Company and (y) does not enjoin or restrict in any way the future actions or conduct of the indemnified Company (other than with respect to its performance hereunder). Notwithstanding the foregoing, in the event of an adverse determination with respect to any Joint Claim, absent mutual agreement between the Distributing and Splitco, a Company may not appeal (or take a similar action with respect to) such adverse determination unless such Company provides the other Company with a written opinion from a Tax Advisor, reasonably acceptable to the other Company, to the effect that it is more likely than not that the appeal will prevail on the merits.

Section 6.09    Other Claims.  In the event any Distributing Indemnitee should have a claim against Splitco, or any Splitco Indemnitee should have a claim against Distributing, under this Article VI that does not involve a third party action, such indemnified Company (or Distributing on behalf of all Distributing Indemnitees or Splitco on behalf of all Splitco Indemnitees, as applicable) shall as promptly as practicable notify the indemnifying Company of such claim, describing such claim and the factual basis thereof, the amount of such claim (if known) and the method of computation of such amount, all with reasonable particularity.

ARTICLE VII

DISAGREEMENTS

Section 7.01    General Procedures.   Distributing and Splitco will use commercially reasonable efforts to resolve in an amicable manner any disputes or disagreements with respect to their respective rights and obligations under this Agreement (including those, if any, relating to the interpretation, implementation or compliance with the provisions of this Agreement). In furtherance thereof, in the event of any dispute or disagreement with respect to this Agreement (other than a High-Level Dispute) (a “Tax Matters Dispute”) between any member of the Distributing Group and any member of the Splitco Group, the Tax departments of Distributing and Splitco (and their advisers if requested) shall negotiate in good faith to resolve the Tax Matters Dispute. In the event that such good faith negotiations do not resolve the Tax Matters Dispute, the Companies shall agree as to whether such Tax Matters Dispute shall be governed by the procedures set forth in Section 7.02 of this Agreement. If Distributing and Splitco do not agree that the Tax Matters Dispute will be governed by the procedures set forth in Section 7.02, then Section 7.02 shall not apply to such Tax Matters Dispute.

Section 7.02    Tax Advisor Resolution.  In the case of any Tax Matters Dispute governed by this Section 7.02, Distributing and Splitco shall appoint a Tax Advisor to resolve such dispute. In this regard, the Tax Advisor shall make determinations with respect to the disputed items based solely on representations and factual submissions made by Distributing and Splitco and their respective representatives, and shall not conduct an independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Company only. The Companies shall require the Tax Advisor to resolve any Tax Matters Dispute submitted no later than thirty business days after submission of such dispute to the Tax Advisor, but (unless otherwise mutually agreed by the Companies) in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Tax Advisor with respect thereto shall be final and conclusive and binding on Distributing and Splitco and their respective Groups. The Tax Advisor shall resolve any and all Tax Matters Disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with relevant Past Practices, except as otherwise required by applicable Tax Law. Distributing and Splitco shall require the Tax Advisor to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Tax Advisor shall be paid by the non-prevailing Company. In the event the Tax Advisor cannot make a determination in favor of one Company only or otherwise determines the Tax Matters Dispute cannot be resolved in accordance with this Section 7.02, then the Tax Matters Dispute shall be resolved in accordance with Section 7.03.

Section 7.03    High-Level Dispute. In the case of a High-Level Dispute, Section 7.02 shall not apply.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01    Survival. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been satisfied and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise.

Section 8.02    Predecessors or Successors. Any reference to Distributing, Splitco, their respective Group members, or any other Person in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of Distributing, Splitco, such Group member, or such Person, respectively.

Section 8.03    Expenses.  Except as otherwise expressly provided for herein, each Company and its Group members shall bear their own expenses incurred in connection with the preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable; provided, however, that any fees or expenses incurred in connection with the preparation of a Combined Return shall be allocated between Distributing and Splitco in a manner resulting in Distributing and Splitco, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, their respective Groups.

Section 8.04    Governing Law; Jurisdiction. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 8.06 and this Section 8.04, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.06 shall be deemed effective service of process on such party.

Section 8.05    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05.

Section 8.06    Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

(a) If to Distributing, to:

Liberty Global plc

1550 Wewatta Street

Suite 1000

Denver, Colorado 80202

Telephone (303) 220--6600

Facsimile: [●]

Attn: General Counsel

(b) If to Splitco, to:

Liberty Latin America Ltd.

1550 Wewatta Street

Suite 1000

Denver, Colorado 80202

Telephone (303) 220--6600

Facsimile: [●]

Attn: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

Section 8.07    Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

Section 8.08    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that each of Distributing and Splitco may assign its respective rights, interests, liabilities and obligations under this Agreement to any other member of its Group, but such assignment shall not relieve Distributing or Splitco, as the assignor, of its liabilities or obligations hereunder.

Section 8.09    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.10    Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

Section 8.11    Effective Date. This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

Section 8.12    Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

Section 8.13    Authorization, Etc.. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding such party.

Section 8.14    No Third Party Beneficiaries. Except as provided in Sections 6.02, 6.03, and 8.08 of this Agreement, this Agreement is solely for the benefit of the parties and their respective Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any Splitco Indemnitees any rights or remedies against Splitco hereunder, and this Agreement is not intended to confer upon any Distributing Indemnitees any rights or remedies against Distributing hereunder.

Section 8.15    Entire Agreement. This Agreement (together with any Schedule attached hereto) embodies the entire understanding among the parties relating to its subject matter hereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.

Section 8.16    No Strict Construction; Interpretation.

(a) Construction. This Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b) Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.17    Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

LIBERTY GLOBAL PLC

By:

Name:

Title:

LIBERTY LATIN AMERICA LTD.

By:

Name:

Title:

[Signature Page to Tax Sharing Agreement]

List of Omitted Schedules

The following schedules to the Tax Sharing Agreement, dated as of December [●], 2017, by and between Liberty Global plc and Liberty Latin America Ltd. have not been provided herein:

                Schedule 2.02(k) – Transfer Tax Allocation

                Schedule 3.04(b)(iv) – Required Actions

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.